                                   EXHIBIT 23

                              ACCOUNTANTS' CONSENT

                           [LETTERHEAD OF KPMG LLP]


                         Independent Auditor's Consent



The Board of Directors
Northwest Bancorp, Inc.:


We consent to incorporation by reference in the Registration Statement (No. 333-46651) on Form S-8 of Northwest Bancorp, Inc. of our report dated July 20, 2000, relating to the consolidated statements of financial condition of Northwest Bancorp, Inc. and subsidiaries as of June 30, 2000 and 1999, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended June 30, 2000, which report appears in the June 30, 2000 Annual Report on Form 10-K of Northwest Bancorp, Inc.




                                       /s/ KPMG LLP


Pittsburgh, Pennsylvania
September 28, 2000